                                                                   EXHIBIT 11.1



                               ADAC LABORATORIES
                      COMPUTATION OF NET INCOME PER SHARE
                 (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)



                                        Three Months Ended
                                        ------------------
                                     December 31,   January 1,
                                         1995         1995
                                     ------------   ----------

Average shares outstanding              17,051        16,081

Net effect of dilutive stock
   options and warrants                    659           614
                                       -------       -------

Average common and common
 equivalent shares
 outstanding                            17,710        16,695
                                       =======       =======

Net income                             $ 3,541       $ 2,430
                                       =======       =======

Net income per share                   $  0.20       $  0.15
                                       =======       =======


Primary and fully diluted income per share differs by less than three percent in all periods.

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